[LETTERHEAD]

                                  June 9, 1999

Pilgrim Prime Rate Trust
40 North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4424

                  Re:      Pilgrim Prime Rate Trust
                           (FILE NOS. 333-68239 AND 811-5410)


Dear Sirs:

                  We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 1 to the above-referenced Registration Statement of Pilgrim Prime Rate Trust, and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                                     Very truly yours,


                                                    /s/ Dechert Price & Rhoads
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